JANUARY 2, 2007


U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E.,
Washington DC  20549


RE: K-9 CONCEPTS, INC. - FORM SB-2 REGISTRATION STATEMENT


Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated January 2, 2007 of the following:

   - 	Our  report  to  the  Stockholders  and  Board  of Directors  of  K-9
   Concepts, Inc. dated December 8, 2006 on the financial statements of the Company as at August 31, 2006 and the statements of operations, changes in stockholders' equity and cash flows for the period from August 25, 2005 (date of inception) through August 31, 2006.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.


Yours truly,

"DMCL"

DALE MATHESON CARR-HILTON LABONTE LLP
"DMCL" CHARTERED ACCOUNTANTS
VANCOUVER, CANADA